EXHIBIT 11






                                 NETEGRITY, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                           Three months ended June 30,

                      (In thousands, except per share data)



                                                        1996             1995
                                                        ----             ----

Weighted average shares outstanding                    8,955            8,749

Neteffect of dilutive stock options
- - based on the treasury stock method using
  the average market price                               792              389
                                                       -----            -----

            Total                                      9,747            9,138
                                                       =====            =====

      Net (loss) income from
         continuing operations                        $  (76)          $   54
      Net income (loss) from
         discontinued operations                       5,480              155
                                                       -----            -----

Net income for EPS computation                        $5,404            $ 209
                                                       =====             ====

Per share amount:
   Net (loss) income from
         continuing operations                        $(0.01)           $0.01
      Net income from discontinued
         operations                                    (0.05)            0.02
      Gain on sale of assets of discontinued
         Operations                                     0.62              ---
                                                        ----             ----

            NET INCOME PER SHARE                       $0.56            $0.03
                                                        ====             ====



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